Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Proposed Offering of an Additional $50 Million of 4.50% Senior Unsecured Notes due 2016

LOS ANGELES, California, September 28, 2012 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced that due to market demand for its 4.50% senior unsecured notes due 2016 (the “Notes”), it intends to offer an aggregate of $50 million principal amount of additional Notes (the “Additional Notes”), in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  As previously announced, the Company completed its offering of $450 million aggregate principal amount of the Notes on September 26, 2012.  This completed offering was upsized to $450 million from an initially announced offering size of $300 million.  The Additional Notes will be offered only to qualified institutional buyers and non-U.S. persons outside of the United States in reliance upon Rule 144A and Regulation S, respectively, under the Securities Act.  The Additional Notes will be treated as a single series for all purposes under the indenture governing the Notes and will have the same terms and conditions as the Notes except for the issue date and issue price, which will be determined at the time of the pricing of the offering.

The Company intends to use the proceeds of the offering to fund the acquisition of commercial aircraft and for other general corporate purposes.

In connection with the offering of the Additional Notes, the Company will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Additional Notes for new registered notes having substantially identical terms as the Additional Notes exchanged.

The Additional Notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s intent to offer the Additional Notes and the anticipated terms of the offering.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

Contacts

Air Lease Corporation

Investors:
Ryan McKenna, 310-553-0555
Assistant Vice President, Strategic Planning and Investor Relations
rmckenna@airleasecorp.com

Media:
Laura St. John, 310-553-0555
Media and Investor Relations Coordinator
lstjohn@airleasecorp.com